Exhibit 3.1.4

Articles of Amendment
to
Articles of Incorporation
of

Environmental  Services, Inc.

(Name of corporation as currently filed with the Florida Dept. of State)

P96000062158

(Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if changing):

(Must contain the word "corporation." "company," or "incorporated" or the abbreviation "Corp.," "Inc.," or "Co.")
(A professional corporation must contain the word "chartered", ''professional association," or the abbreviation "P.A.")

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

Article III-Capital Stock -Of the 10,000 shares of Preferred Series stock already authorized, 10,000 shares shall be designated as Series A Preferred. The Series A Preferred shall have superiority voting rights equal to 10,000 votes per share and each shares of the Series A Preferred shall be convertible into 10,000 shares of common stock.

Furthermore, the majority  holder of the Series A Preferred shares shall have the right to elect the majority of the Directors to the Board of the Company and to amend the articles of the Company to ensure its  furtherance.

(Attach additional pages if necessary)

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate Ni A)

(continued)

The date of each amendment(s) adoption:       4-9-2008

Effective date if applicable:  __________________________________________________
(no more than 90 days after amendment file date)

Adoption of Amendment(s)   (CHECK ONE)

☐	The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐	The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided lbr each voting group entitled to vote separately on the amendment(s):

"The number of votes cast for the amendment(s) was/were sufficient for approval by  _________________________."
(voting group)

☐	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signature	/s/ Michael Anthony
(By a director, preside t or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

President
(Typed or printed name of person signing)

Michael Anthony
(Title of person signing)

FILING FEE: $35